Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Aaron Feigin

Borland Software Corporation

408-863-2409

afeigin@borland.com

Borland Receives Nasdaq Delisting Notice Due To Delayed Form 10-K

CUPERTINO, Calif. — April 7, 2006 — Borland Software Corporation (NASDAQ:BORL) (“Borland”), the global leader for Software Delivery Optimization (SDO), announced today that on April 3, 2006 it received a notice from the staff of The Nasdaq Stock Market stating that Borland is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”). The notice is automatically generated by Nasdaq and indicated that due to such noncompliance, Borland’s common stock will be subject to delisting. Borland intends to request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to appeal the Nasdaq staff’s determination. The hearing request will automatically stay the delisting of Borland’s common stock pending the Panel’s decision. There can be no assurance, however, that the Panel will grant Borland’s request or that Borland’s common stock will not be delisted.

Borland and its audit committee are working diligently to finalize and file the 2005 Form 10-K as promptly as possible.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Safe Harbor Statement

This press release contains statements that are forward-looking in nature, including, without limitation, statements relating to the potential delisting of Borland’s common stock and the timing of filing of the 2005 Form 10-K. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary, perhaps materially, from those contained or suggested by these statements. Factors that could affect these statements include, but are not limited to, actions or decisions of the Panel. More information on risks and uncertainties related to Borland and its business may be found in its quarterly and annual reports filed with the United States Securities and Exchange Commission. Borland assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###